Exhibit 2.6

AMENDMENT NO. 3 TO MASTER TRANSACTION AGREEMENT
THIS AMENDMENT NO. 3 (this “Amendment”) to the Master Transaction Agreement (as amended or modified from time to time in accordance with the terms thereof, the “Master Agreement”) dated as of January 13, 2016 by and among Qualcomm Global Trading Pte. Ltd., a Singapore corporation (“Purchaser”), each other member of the Purchaser Group, TDK Corporation, a Japanese corporation (“Seller”), each other member of the Seller Group, and, solely for purposes of Section 10.9(b) of the Master Agreement, QUALCOMM Incorporated, a Delaware corporation, is made as of February 3, 2017, by and between Purchaser and Seller pursuant to Section 8.3 of the Master Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings ascribed to such terms in the Master Agreement.
W I T N E S S E T H :
WHEREAS, the parties desire to amend the Master Agreement on the terms and conditions set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth, Seller, on behalf of itself and on behalf of the other Seller Group members and the Additional Seller Group Company, and Purchaser, on behalf of itself and the other Purchaser Group members, hereby agree as follows:
1.Amendment. The Master Agreement is hereby amended as follows:
(a)    The first sentence of Recital D of the Master Agreement is hereby amended and restated as follows:
“After completion of such restructuring and the execution and delivery of the Patent Transfer Agreement, the Austria Termination and Assignment Agreement and of certain other Transaction Documents as contemplated by this Agreement, and subject to the terms and conditions herein, at the JV Closing, EPCOS Germany will sell to Purchaser 51,000 shares of JV Holding Singapore, which shares constitute fifty-one percent (51%) of the issued and paid-up share capital of JV Holding Singapore (the “Acquired JV Interests”), upon payment of the JV Closing Purchase Price less the Holdback Amount, but will retain 49,000 shares of JV Holding Singapore, which shares constitute forty-nine percent (49%) of the issued and paid-up share capital of JV Holding Singapore (the “Initial Retained JV Interests”).”
(b)    The definition of “In-Scope Excluded Contract Supply Agreement” in Section 1 of the Master Agreement is hereby deleted in its entirety.

(c)    Schedule III (Listed Patents) of the Master Agreement is hereby amended and restated by Schedule III hereto.
(d)    Schedule IV (Invention Disclosures) of the Master Agreement is hereby amended and restated by Schedule IV hereto.
(e)    Schedule V (Acquired Jointly Owned IP) is hereby amended and restated by Schedule V hereto.
(f)    Schedule VI (Reimbursable CAPEX) of the Master Agreement is hereby amended and restated by Schedule VI hereto.
(g)    Schedule XI (Acquired Jointly Owned Patents) is hereby amended and restated by Schedule XI hereto.
(h)    Schedule XII (Excluded Jointly Owned IP Agreements) is hereby amended and restated by Schedule XII hereto.
(i)    A new Section 2.1(a)(ii)(E) is hereby added to the Master Agreement, which new section shall be as follows:
“TDK France R&D Contracts. Prior to the consummation of the transactions contemplated by the EPCOS Germany Contribution Agreement, TDK France shall transfer to EPCOS Germany all of TDK France’s right, title and interest to the Assumed Contracts set forth on Schedule 2.1(a)(ii)(E) pursuant to a transfer agreement in form and substance reasonably satisfactory to Purchaser and Seller (the “France R&D Contract Transfer Agreement”).”
(j)    Schedule 2.1(a)(ii)(E) (TDK France R&D Contracts) hereto is hereby added as a new Schedule 2.1(a)(ii)(E) to the Master Agreement.
(k)    The definition of “Restructuring Agreements” in Section 2.1(a)(v)(B) of the Master Agreement is hereby amended to include the France R&D Contract Transfer Agreement.
(l)    Section 2.1(c) of the Master Agreement is hereby amended by deleting clause (iv) thereof, and by adding “and” before clause (iii), and by deleting the reference to the In-Scope Excluded Contract Supply Agreement from the last sentence thereof.
(m)    Schedule 2.2(b)(ii) (Assumed Leases) of the Master Agreement is hereby amended and restated by Schedule 2.2(b)(ii) hereto.
(n)    Schedule 2.2(b)(iv) (Assumed Contracts) of the Master Agreement is hereby amended and restated by Schedule 2.2(b)(iv) hereto.

(o)    Schedule 2.2(b)(xiii) (Assigned Permits) of the Master Agreement is hereby amended and restated by Schedule 2.2(b)(xiii) hereto.
(p)    Schedule 2.2(b)(xxiii) (Shared Contracts) of the Master Agreement is hereby amended and restated by Schedule 2.2(b)(xxiii) hereto.
(q)    Schedule 2.3(i) (Excluded Contracts) of the Master Agreement is hereby amended and restated by Schedule 2.3(i) hereto.
(r)    Schedule 2.3(l) (Excluded Jointly Owned Patents) of the Master Agreement is hereby amended and restated by Schedule 2.3(l) hereto.
(s)    Schedule 2.6(b)(ii) (Payment Schedule) of the Master Agreement is hereby amended and restated by Schedule 2.6(b)(ii) hereto.
(t)    Section 3.5(b) of the Seller Disclosure Schedule (JV Holding Singapore Share Capitalization) is hereby amended and restated as set forth on Schedule 3.5(b) hereto.
(u)    Annex 1 to Section 3.9(a)(i) of the Seller Disclosure Schedule (Patents and Patent Applications) is hereby amended and restated as set forth on Schedule 3.9(a)(i) hereto.
(v)    Section 3.9(c)(ii)(A) of the Seller Disclosure Schedule (Inbound Licenses) is hereby amended and restated by Schedule 3.9(c)(ii)(A) hereto.
(w)    Annex 1 to Section 3.24(a) of the Seller Disclosure Schedule (Business Employee Schedule) is hereby amended and restated by Schedule 3.24(a) hereto.
(x)    Schedule 5.5(c) (Audited Carve Out Financial Information Audit Procedures) of the Master Agreement is hereby supplemented by Schedule 5.5(c) hereto.
(y)    A new Section 5.5(d) of the Master Agreement is hereby added as follows:
“(d) Revised Financial Information. On or prior to March 13, 2017, Seller shall deliver to Purchaser (i) (based on the audit procedures agreed upon by Seller and Purchaser, as set forth on Schedule 5.5(c)) carve out financial information (balance sheet and statement of operations) on a combined basis (and which reflects intercompany eliminations) with regard to the Business for the twelve (12) month period ending June 30, 2016, which financial information shall correct all findings and adjustments in excess of EUR 50,000 identified during the process referenced in Section 5.5(c) with respect to finalizing the audit procedures set forth on Schedule 5.5(c), and (ii) a list identifying all corrections made. Such carve out financial information will be prepared in accordance with US GAAP applied on a consistent basis.”

(z)    The last sentence of Section 5.6(b) of the Master Agreement is hereby amended and restated as follows:
“In the event that there is an open purchase order for the supply of Business Products referenced in clause (x) or (y) that does not constitute an Assumed Contract, then the Parties, subject to Applicable Law and any contractual rights of the applicable customer, shall use commercially reasonable efforts to enter into an arrangement to satisfy such open purchase order.”
(aa)    Schedule 6.6(g) of the Master Agreement (Master Business Employee Schedule) is hereby amended and restated as set forth on Schedule 6.6(g) hereto.
(bb)    Clause (ii) of Section 6.15(b)(i) of the Master Agreement is hereby amended and restated as follows:
“(ii) the Seller Group’s or the Additional Seller Group Company’s activities under the Transition Services Agreements and Section 6.19,”
(cc)    Section 6.19(a) of the Master Agreement is hereby amended and restated as follows:
“(a) Notwithstanding any other provision of this Agreement, any Local Asset Transfer Agreement, Restructuring Agreement or any other asset transfer agreement contemplated by Section 2.1 or 2.2, neither this Agreement nor such other agreement constitutes an agreement to assign or transfer, or effect an assignment or transfer, of any Acquired Asset, including any Assumed Contract, Assumed Lease, Assigned Permit, Assumed Split Contract Right or Singapore Shared Contract Excluded Right, or any claim or right or any benefit arising thereunder or resulting therefrom, if Seller has not obtained a required consent to assignment or transfer as of the JV Closing and an attempted assignment or transfer thereof without the consent of a third party (including any Governmental Entity) would constitute a breach or other contravention thereof or a violation of law or would in any way adversely affect the rights of Seller, any member of the Seller Group or the Additional Seller Group Company or Purchaser or any member of the Purchaser Group (as assignee of the applicable member of the Seller Group) thereto or thereunder.”

(dd)    The last sentence of Section 6.23 of the Master Agreement is hereby amended and restated as follows:
“The foregoing provisions of this Section 6.23 shall be without prejudice, and shall not affect, Seller’s and its applicable Affiliates’ rights, and the conduct of their activities, under any arrangements effected pursuant to Section 6.19.”
(ee)    Schedule 6.25(a) (Selected Excluded Jointly Owned Patents) is hereby amended and restated by Schedule 6.25(a) hereto.
(ff)    Section 6.27(e) of the Master Agreement is hereby amended and restated as follows:
“(e) Asset Schedules. After the JV Closing, but on or prior to February 13, 2017, Seller shall deliver to Purchaser updated schedules of the Acquired Assets and Assumed Liabilities comprised of (i)(A) Tangible Personal Property, (B) the Acquired Inventory, (C) the Accounts Receivable, and (D) intercompany trade receivables that constitute Permitted Intercompany Accounts, in the case of Acquired Assets, and (ii)(A) Assumed Employee Obligations, (B) Accounts Payable, and (C) intercompany payables that constitute Permitted Intercompany Accounts, in the case of Assumed Liabilities, in each case transferred to Purchaser Group member pursuant to a Local Asset Transfer Agreement or a JV Subsidiary pursuant to a Restructuring Agreement or the Germany Contribution Agreement, which updated schedules shall include the value in both Euro and the local currency (where applicable) of such Acquired Asset calculated in accordance with US GAAP.”
(gg)    Schedule 6.27(e) of the Master Agreement is hereby deleted in its entirety.
(hh)    Schedule 7.1(b)(vii) of the Master Agreement (Required Permits and Governmental Approvals Schedule) is hereby amended and restated as set forth on Schedule 7.1(b)(vii) hereto.
(ii)    The reference to the In-Scope Excluded Contract Supply Agreement in the definition of “Supply Agreements” in Section 7.1(b)(xxix) of the Master Agreement is hereby deleted.
(jj)    Section 7.1(b)(xxix) of the Master Agreement is hereby amended and restated as follows:
“(xxix) [Reserved].”

(kk)    Section 7.1(b)(xxxv) of the Master Agreement is hereby amended and restated as follows:
“(xxxv) [Reserved].”
(ll)    Section 7.1(c)(xviii) of the Master Agreement is hereby amended and restated as follows:
(mm)    “(xviii) [Reserved]”
(nn)    Section 7.1(c)(xxiii) of the Master Agreement is hereby deleted in its entirety.
(oo)    Exhibit T-1 (Singapore Termination and Assignment Agreement) of the Master Agreement is hereby amended and restated by Exhibit T-1 hereto.
(pp)    Exhibit T-2 (China Technology Transfer Agreement) of the Master Agreement is hereby amended and restated by Exhibit T-2 hereto.
(qq)    Exhibit HH (In-Scope Excluded Contract Supply Agreement) of the Master Agreement is hereby deleted in its entirety.
2.No Implied Amendments. Except as specifically amended by this Amendment, the Master Agreement shall remain in full force and effect in accordance with its terms. In addition, and for clarity, except for the modifications or supplements to the Seller Disclosure Schedule expressly set forth in Sections 1(t), 1(u), 1(v) and 1(w) of this Amendment, nothing in this Amendment (including without limitation in any Exhibit, Schedule or Annex hereto) shall affect the scope of the representations and warranties of Seller set forth in Section 3 of the Master Agreement or Purchaser set forth in Section 4 of the Master Agreement.
3.Effectiveness of Amendment. This Amendment shall be deemed to be a modification to the Master Agreement in accordance with Section 8.3 of the Master Agreement.
4.Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.
5.Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, United States of America, without regard to applicable principles of conflicts of law that would result in the application of the laws of a different state or country. Any dispute with respect to this Amendment shall be subject to the dispute resolution provisions set forth in the Master Agreement.
6.Counterparts; Facsimile. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
7.References to Agreement. On and after the date hereof, each reference in the Master Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Master Agreement shall mean the Master Agreement as amended by this Amendment.
[signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Amendment No. 3 to the Master Transaction Agreement to be executed as of the date first above written.
QUALCOMM GLOBAL TRADING PTE. LTD.
By:    /s/ Adam Schwenker
    Name: Adam Schwenker
    Title: Vice President

TDK CORPORATION
By:    /s/ Shigenao Ishiguro
    Name:    Shigenao Ishiguro
    Title: President & CEO

List of Schedules & Exhibits

Schedule III        Listed Patents
Schedule IV        Inventions Disclosures
Schedule V        Acquired Jointly Owned IP
Schedule VI        Reimbursable CAPEX
Schedule XI        Acquired Jointly Owned Patents
Schedule XII        Excluded Jointly Owned IP Agreements
Schedule 2.1(a)(ii)(E)    TDK France R&D Contracts
Schedule 2.2(b)(ii)    Assumed Leases
Schedule 2.2(b)(iv)    Assumed Contracts
Schedule 2.2(b)(xiii)    Assigned Permits
Schedule 2.2(b)(xxiii)    Shared Contracts
Schedule 2.3(i)        Excluded Contracts
Schedule 2.3(l)        Excluded Jointly Owned Patents
Schedule 2.6(b)(ii)    Payment Schedule
Schedule 3.5(b)    JV Holding Singapore Share Capitalization
Schedule 3.9(a)(i)    Patents and Patent Applications
Schedule 3.9(c)(ii)(A)    Inbound Licenses
Schedule 3.24(a)    Business Employee Schedule
Schedule 5.5(c)        Supplemental Audited Carve Out Financial Information Audit Procedures
Schedule 6.6(g)        Master Business Employee Schedule
Schedule 6.25(a)    Selected Excluded Jointly Owned Patents
Schedule 7.1(b)(vii)    Required Permits and Governmental Approvals
Exhibit T-1        Singapore Termination and Assignment Agreement
Exhibit T-2        China Technology Transfer Agreement